Exhibit 99.1

Penn Virginia Announces Retirement of Executive Chairman and Appointment of New Members of the Board of Directors

HOUSTON, January 19, 2018 (GLOBE NEWSWIRE) — Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ:PVAC) today announced the retirement of Harry Quarls from his positions as Executive Chairman and as a director of the Company, effective on February 28, 2018. Additionally, the Company also announced the expansion of its board of directors from five to seven members and the appointments of Mr. David Geenberg and Mr. Michael Hanna as new independent board members, effective immediately.

Mr. Quarls said, “I am very pleased by what we have been able to accomplish since the Company’s emergence from bankruptcy in September 2016. We have rebuilt the capabilities of the Company to be a top performer in the Eagle Ford; managed a strategic alternatives process; and completed two accretive, strategic acquisitions in our core area which have increased production and operated inventory by over 50%. The Company is now favorably positioned for the future. However, this effort has required a significant commitment of my time, which is limiting my ability to spend time with other opportunities, including time with my family. With these accomplishments, now is a good time to step away and dedicate my time elsewhere. I thank all the employees at Penn Virginia and its board for the chance to work with them on this terrific journey. I wish all continued success.”

Upon Mr. Quarls’ retirement, Penn Virginia’s board of directors will be reduced from seven members to six members, and each of Mr. Darin G. Holderness and Mr. Geenberg will serve as the non-executive Co-Chairman of Penn Virginia’s board of directors. The Company plans to conduct a search for a new director and Chairman who is not a shareholder representative and who has oil and gas industry expertise. Mr. Quarls has also agreed to provide consulting services for the Company through the end of 2018.

“Harry has been instrumental in the Company’s turnaround and his leadership will be missed,” said John A. Brooks, President and Chief Executive Officer. “His experience, energy, commitment and knowledge served the Company well over the last year and a half and positions Penn Virginia well for the future. With our focus on the future, we believe the insight that Michael and David will provide as to the perspectives of our shareholders as well as their expertise in finance will prove to be an invaluable asset to Penn Virginia.”

Mr. Geenberg is Co-Head of US Investment Team of Strategic Value Partners, LLC (“SVP”), which together with its affiliates manage certain investment funds and accounts that hold approximately 10.2% of the Company’s outstanding common stock, respectively. Mr. Geenberg joined SVP in 2009, and since such time, he has led the firm’s investment efforts in the infrastructure, energy, and power sectors in North America, serving on the steering committees of more than a dozen significant restructurings. Previously, Mr. Geenberg worked at Goldman, Sachs & Co., most recently in the Infrastructure Investment Group and Principal Investment Area focused on energy and transportation infrastructure businesses, and, prior to that, in the investment bank’s Natural Resources Group. Mr. Geenberg received a B.A. in Economics summa cum laude from Dartmouth College in 2005. The board of directors believes Mr. Geenberg’s experience in advising and investing in the energy industry will bring value to the Company. In connection with Mr. Geenberg’s election to the board of directors, SVP and Mr. Geenberg have entered into a standstill and support agreement with the Company, pursuant to which, among other things, during the standstill period SVP will vote its shares of common stock in favor of the board’s recommendation with respect to director nominations and other routine matters submitted to a vote of the Company’s Shareholders.

Mr. Hanna is a Partner and Portfolio Manager of KLS Diversified Asset Management (“KLS”), which beneficially owns approximately 7.7% of the Company’s outstanding common stock. Mr. Hanna joined KLS in July 2015 and has 16 years of investment banking and portfolio management experience. Prior to joining KLS, Mr. Hanna was a Portfolio Manager and Head of Trading at BulwarkBay Investment Group, LLC, a firm he co-founded in 2011. Previously, he was a portfolio manager with Concordia Advisors LLC, where he co-managed the firm’s Distressed Debt Fund. Mr. Hanna joined Concordia in 2005. Prior to joining Concordia, he worked in the Leveraged Finance/Financial Sponsors and Global Corporate Investment Banking groups of RBC Capital Markets from 2004 to 2005 and Bank of America Merrill Lynch from 2001 to 2004. Mr. Hanna’s industry experience includes oil & gas, industrials, paper and forest products, insurance and financials, aerospace and energy. He is a member of the board of directors of Modular Space Corporation and Sensei, Inc. Mr. Hanna received a B.A. from the University of Michigan in 2001 and is a CFA Charter holder. The board of directors believes Mr. Hanna’s experience in finance will bring value to the Company.

Penn Virginia also announced today its adoption of amended and restated bylaws to require the approval of at least two-thirds of the directors then on its board of directors for certain significant transactions, including a sale of substantially all assets of the Company, an increase in the authorized capital of the company or the issuance of preferred stock.

About Penn Virginia Corporation

Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Forward-Looking Statements

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “will,” “pursue,” “expect,” “prove,” “believes,” “future,” and variations of such words or similar expressions in this press release to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Additional information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this release speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact

Steve Hartman

Chief Financial Officer

Ph: (713) 722-6529

E-Mail: invest@pennvirginia.com